Consent of Independent Registered Public Accounting Firm



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 24, 2006 and February 27, 2004 relating to the financial statements, which appear in American Skandia Life Assurance Corporation Company's Annual Report on Form 10-K for the year ended December 21, 2005.



New York, New York
March 2, 2007